Exhibit 5.1

GREENBERG TRAURIG, LLP

MetLife Building

200 Park Avenue

New York, New York 10166

October 15, 2007

Bionovo, Inc.

5858 Horton Street, Suite 375

Emeryville, California 94608

Dear Sirs:

We are acting as counsel to Bionovo, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to $100,000,000 in shares of our common stock, par value $.0001 per share (the “Common Stock” or the “Shares”), and/or warrants to purchase Common Stock (the “Warrants” and, together with the Common Stock, the “Securities”) pursuant to a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”) filed on October 15, 2007 (as it may be amended, the “Registration Statement”), which includes a prospectus (the “Prospectus”). The Prospectus provides that it will be supplemented in the future by one or more supplements to the Prospectus (each a “Prospectus Supplement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus included therein, other than as to the validity of the Securities.

We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Registration Statement and any required post-effective amendments thereto have become effective under the Act and any and all Prospectus Supplement(s) required by applicable laws have been delivered and filed as required by such laws, and upon adoption by the Board of Directors of the Company of a resolution in form and content as required by applicable law and upon issuance and delivery of and payment of legal consideration in excess of the par value thereof for the Shares in the manner contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement(s) and by such resolution, and assuming that at the time of the issuance of such Shares, the Company has a sufficient number of authorized but unissued shares of Common Stock under its Certificate of Incorporation, as amended, the issuance and sale of the Shares (including any Shares issued upon exercise of Warrants) will be duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. Further, when the Registration Statement and any required post-effective amendments thereto have become effective under the Act and any and all Prospectus Supplement(s) required by applicable laws have been delivered and filed as required by such laws, and upon adoption by the Board of Directors of the Company of a resolution in form and content as required by applicable law, upon issuance and receipt of legal consideration, the Warrants will be legally issued, duly executed and delivered.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Greenberg Traurig, LLP
GREENBERG TRAURIG, LLP